Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SIM ACQUISITION CORP. I

The existing definition of “Completion Window” in Article 1.1 shall be replaced with the following:

“Completion Window” means the period of time:

(a)	commencing on, and including, the closing date of the IPO; and

(b)	ending on July 12, 2027, or such earlier date as the Directors may approve in accordance with the Articles or such later date as the Members may approve in accordance with the Articles.